Exhibit 4.01
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
This Amendment No. 1 to Rights Agreement, dated as of March 22, 2023 (this “Amendment No. 1”), is made between Masimo Corporation, a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company (as successor-in-interest to Broadridge Corporate Issuer Solutions, Inc. the “Rights Agent”).
RECITALS
A.    The Company and the Rights Agent are parties to the Rights Agreement, dated as of September 9, 2022 (the “Rights Agreement”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.
B.    The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth in this Amendment No. 1.
C.    Pursuant to Section 27 of the Rights Agreement, the Company, by action of the Board, may from time to time and in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any registered holders of the Rights, subject to specified limitations.
D.    Pursuant to Section 27 of the Rights Agreement, upon the delivery of a certificate from an appropriate officer of the Company (the “Officer’s Certificate”) that states that the proposed amendment is in compliance with the terms of Section 27, an authorized signatory of the Rights Agent shall execute this Amendment No. 1.
NOW, THEREFORE, in consideration of the background, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
Section 1.    Amendment of Rights Agreement.
(a)    Subclause (i) of the first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“(i) the Close of Business on March 22, 2023 (the “Final Expiration Date”),”
(b)    The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment No. 1, including all necessary conforming changes.
Section 2.    Direction. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment No.1.
Section 3.    Defined Terms. Unless otherwise defined in this Amendment No. 1, capitalized terms used in this Amendment No. 1 have the respective meanings given to them in the Rights Agreement.
Section 4.    No Other Modification. Other than as set forth in this Amendment No. 1, the terms and conditions of the Rights Agreement remain in full force and effect without modification thereto. Effective as of the Final Expiration Date, the Rights Agent shall have no liability or obligation to the Company or any holder of Rights under the Rights Agreement.
Section 5.    Counterparts. This Amendment No. 1 may be executed in any number of counterparts. Each counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6.    Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.
Section 7.    Descriptive Headings. Descriptive headings of the several sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 1.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

MASIMO CORPORATION

By:	/s/ TOM MCCLENAHAN
Name:	Tom McClenahan
Title:	Executive Vice President, General Counsel & Corporate Secretary

BROADRDIGE CORPORATE ISSUER SOLUTIONS, INC.

By:	/s/ JOHN P. DUNN
Name:	John P. Dunn
Title:	SVP, Sales

[Signature Page to Amendment No. 1 to Rights Agreement]